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                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                        FILE NUMBER 333-78019


                   SUPPLEMENT TO PAGES 1 AND 12 TO PROSPECTUS
                               DATED JUNE 14, 1999

      We have adjusted the number of shares of common stock offered through this prospectus to reflect a 3 to 1 stock split effected as a stock dividend. The board of directors declared the stock split on September 8, 1999. Stockholders of record on September 20, 1999 will be entitled to two additional shares of common stock for each share of common stock held on that date. The payment date for the stock dividend will be September 30, 1999. We expect that our common stock will begin to trade on a post-split basis on October 1, 1999. To reflect the stock split, the number of shares that may be offered through this prospectus will increase to include three times the number of shares described in the prospectus that the selling stockholders hold on September 30, 1999.

               THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 20, 1999.